Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-190038 February 4, 2014 Barclays Bank PLC Trigger Performance Securities
Linked to the Vanguard FTSE Emerging Markets ETF due on or about February 28, 2019
Investment Description
Trigger Performance Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the Vanguard FTSE Emerging Markets ETF (the “Underlying Equity”). If the Equity Return is positive, the Issuer will repay the principal amount of the Securities at maturity plus pay a return equal to the Equity Return times the Participation Rate, which will be set on the Trade Date and will be equal to a percentage between 125.00% and 135.00%. If the Equity Return is zero or negative and the Final Price is greater than or equal to the Trigger Price (75% of the Initial Price), the Issuer will repay the principal amount of the Securities at maturity. However, if the Final Price is less than the Trigger Price, you will be exposed to the full decline in the Underlying Equity and the Issuer will repay less than the full principal amount of the Securities, if anything, resulting in a loss of principal that is proportionate to the negative Equity Return. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose some or all of your principal. The Trigger Price is observed only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates1
❑ Growth Potential: At maturity, the Securities participate in any positive returns of the Underlying Equity at the Participation Rate. If the Equity Return is negative, investors may be exposed to the full decline in the Underlying Equity at maturity.
❑ Contingent Repayment of Principal at Maturity: If the Equity Return is zero or negative and the Final Price is greater than or equal to the Trigger Price, the Issuer will repay the principal amount at maturity. However, if the Final Price is less than the Trigger Price, the Issuer will repay less than the full principal amount, if anything, resulting in a loss of principal to investors that is proportionate to the negative Equity Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.
	Trade Date: Settlement Date: Final Valuation Date2: Maturity Date2:	February 25, 2014 February 28, 2014 February 22, 2019 February 28, 2019
1
Expected.  In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or Maturity Date may be changed so that the stated term of the Securities remains the same.

2
Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-6, “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT AND “KEY RISKS” BEGINNING ON PAGE IS-2 OF THE INDEX SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering
We are offering Trigger Performance Securities linked to the Vanguard FTSE Emerging Markets ETF. The Initial Price, Trigger Price and Participation Rate will be set on the Trade Date. The Securities are offered at a minimum investment of $1,000 (100 Securities).
Underlying Equity	Participation Rate	Initial Price	Trigger Price	CUSIP / ISIN
Securities linked to the Vanguard FTSE Emerging Markets ETF (VWO)	125.00% to 135.00%	•	75% of the Initial Price	06742K873 / US06742K8734
See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.
	Initial Issue Price1	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.35	$9.65
Total	$•	$•	$•
1
Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $9.000 and $9.076 per Security.  The estimated value is expected to be less than the initial issue price of the Securities.  See “Additional Information Regarding Our Estimated Value of the Securities” on page FWP-2 of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities
Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this free writing prospectus differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

♦	Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

♦	Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Trigger Performance Securities linked to the Vanguard FTSE Emerging Markets ETF that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated values of the Securities referenced above may not correlate on a linear basis with the range for the Participation Rate set forth in this free writing prospectus. We determined the size of the range for the Participation Rate based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Securities. The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 11 months after the initial issue date of the

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Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-6 of this free writing prospectus.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of all or a substantial portion of your investment, and you are willing to make an investment that may have the same downside market risk as the Underlying Equity.

♦     You seek an investment with a return linked to the performance of the Underlying Equity, and you believe the Underlying Equity will appreciate over the term of the Securities.

♦    You would be willing to invest in the Securities if the Participation Rate were set equal to the bottom of the indicated range specified on the cover hereof (the actual Participation Rate will be set on the Trade Date).

♦    You do not seek current income from this investment, and you are willing to forgo any dividends paid on the Underlying Equity or the component securities held by the Underlying Equity.

♦    You are willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦    You are willing to accept exposure to emerging markets and seek an investment with returns based on the performance of emerging market companies.

♦    You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities, including any repayment of principal.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You cannot tolerate the loss of some or all of your initial investment, or you are not willing to make an investment that may have the same downside market risk as the Underlying Equity.

♦    You do not seek an investment with exposure to the Underlying Equity, or you believe the Underlying Equity will depreciate over the term of the Securities and the Final Price is likely to be below the Trigger Price.

♦    You would be unwilling to invest in the Securities if the Participation Rate were set equal to the bottom of the indicated range specified on the cover hereof (the actual Participation Rate will be set on the Trade Date).

♦    You seek current income from this investment, or you would prefer to receive any dividends paid on the Underlying Equity or the component securities held by the Underlying Equity.

♦    You are unwilling to accept exposure to emerging markets, or do not seek an investment with returns based on the performance of emerging market companies.

♦    You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦    You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-6 of this free writing prospectus, the “Risk Factors” beginning on page S-6 of the prospectus supplement and the “Risk Factors” beginning on page IS-2 of the index supplement for risks related to an investment in the Securities.

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Indicative Terms1		Investment Timeline
Issuer:	Barclays Bank PLC

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Principal Amount:	$10.00 per Security
Term2:	5 years
Reference Asset3:	Vanguard FTSE Emerging Markets ETF (the “Underlying Equity”)
Payment at Maturity (per $10 principal amount Security):
•      If the Equity Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Equity Return multiplied by the Participation Rate. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + ($10 × Equity Return
× Participation Rate)

•      If the Equity Return is zero or negative and the Final Price is greater than or equal to the Trigger Price, the Issuer will repay the full principal amount at maturity of $10.00 per $10 principal amount Security.

•      If the Equity Return is negative and the Final Price is less than the Trigger Price, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline of the Underlying Equity over the term of the Securities. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + ($10 × Equity Return)

If the Final Price is below the Trigger Price, your principal is fully exposed to any decline in the Underlying Equity and you will lose some or all of the principal amount of the Securities at maturity.

Participation Rate:	125.00% to 135.00%. The actual Participation Rate will be set on the Trade Date and will not be less than 125.00%.
Equity Return:	Final Price – Initial Price Initial Price
Initial Price:	The closing price of the Underlying Equity on the Trade Date
Final Price:	The closing price of the Underlying Equity on the Final Valuation Date
Trigger Price:	75% of the Initial Price
Calculation Agent:	Barclays Bank PLC
1	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2
Expected.  In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or Maturity Date may be changed so that the stated term of the Securities remains the same.  The Final Valuation Date and Maturity Date are subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

3
For a description of adjustments that may affect the reference asset, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

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Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Equity or the stocks included in the FTSE Emerging Index (the “Underlying Index”). Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦
You Risk Losing Some or All of Your Principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities. The Issuer will only pay you the principal amount of your Securities if the Final Price is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Final Price is below the Trigger Price, you will be exposed to the full negative Equity Return and the Issuer will pay you less than the full principal amount, if anything, resulting in a loss of the principal amount that is proportionate to the decline of the Underlying Equity from the Trade Date to the Final Valuation Date. Accordingly, if the Final Price has declined below the Trigger Price, you risk losing 100% of your principal.

♦
Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity — Barclays Bank PLC will pay you at least the principal amount of your Securities under the certain limited circumstances described in this free writing prospectus only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the price of the Underlying Equity is above the Trigger Price. You should be willing to hold your Securities to maturity. Contingent repayment of principal at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

♦
The Participation Rate Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive likely will not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying Equity and the Participation Rate and may be less than the Underlying Equity’s return itself, even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your Securities to maturity.

♦
Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦
Owning the Securities Is Not the Same as Owning the Underlying Equity or the Stocks Composing the Underlying Equity — The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Equity or stocks included in the Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying Equity or holders of stocks included in the Underlying Index would have.

♦
No Interest Payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Underlying Equity from the Trade Date to the Final Valuation Date.

♦
Dealer Incentives — We, the Agents and affiliates of the Agents may act in various capacities with respect to the Securities.  The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities.  Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments.  We will pay compensation of $0.35 per Security to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦
Limited Liquidity — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected.

Even if the treatment of the Securities is respected, the IRS may assert that the Securities constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities.

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In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

♦
Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates — Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Equity.

♦
Potential Barclays Bank PLC Impact on Price — Trading or transactions by Barclays Bank PLC or its affiliates in the stocks comprising the Underlying Equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Equity, or stocks comprising the Underlying Equity, may adversely affect the price of the Underlying Equity and, therefore, the market value of the Securities.

♦
The Payment at Maturity on Your Securities Is Not Based on the Price of the Underlying Equity at Any Time Other Than the Final Valuation Date — The Final Price and the Equity Return will be based solely on the closing price of the Underlying Equity on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the price of the Underlying Equity drops precipitously on the Final Valuation Date, the payment at maturity on your Securities that the Issuer pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the Underlying Equity at a time prior to such drop. Although the price of the Underlying Equity on the maturity date or at other times during the life of your Securities may be higher than the price of the Underlying Equity on the Final Valuation Date, you will not benefit from the price of the Underlying Equity at any time other than the Final Valuation Date.

♦
Certain Features of the Underlying Equity Will Impact the Value of the Securities — The performance of the Underlying Equity will not fully replicate the performance of the Underlying Index, and the Underlying Equity may hold securities not included in the Underlying Index. The value of the Underlying Equity to which your Securities are linked is subject to:

♦	Management risk. This is the risk that the investment strategy for the Underlying Equity, the implementation of which is subject to a number of constraints, may not produce the intended results.

♦
Derivatives risk. The Underlying Equity may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlying Equity’s losses, and, as a consequence, the losses of your Securities, may be greater than if the Underlying Equity invested only in conventional securities.

♦
The Underlying Equity May Underperform the Underlying Index — The performance of the Underlying Equity may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the Underlying Equity will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Underlying Equity may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying Equity, differences in trading hours between the Underlying Equity and the Underlying Index or due to other circumstances. Because the payment due at maturity of your Securities is linked to the performance of the Underlying Equity and not the Underlying Index, the return on your Securities may be less than that of an alternative investment linked directly to the Underlying Index.

♦
Non-U.S. Securities Markets Risk — The component securities held by the Underlying Equity are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Underlying Equity, which may have an adverse effect on the Securities. Also, the public availability of information concerning the issuers of the component securities held by the Underlying Equity will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the component securities held by the Underlying Equity may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

♦
Risks Associated with Emerging Markets — An investment in the Securities linked to the Underlying Equity will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

♦
The Price of the Underlying Equity Is Subject to Currency Exchange Risk — Because the price of the Underlying Equity is related to the U.S. dollar value of the component securities held by the Underlying Equity, you will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as the relevant

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government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities held by the Underlying Equity, the price of the Underlying Equity will be adversely affected and the payment at maturity on the Securities may be reduced.

Of particular importance to potential currency exchange risk are:

♦	existing and expected rates of inflation;

♦	existing and expected interest rate levels;

♦	the balance of payments; and

♦	the extent of governmental surpluses or deficits in the relevant countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented by the component securities held by the Underlying Equity and the United States and other countries important to international trade and finance.

♦
The Underlying Equity Recently Completed a Process of Transition to a New Underlying Index, Which Could Reduce the Performance of the Underlying Equity and Limit the Utility of Available Information about the Performance of the Underlying Equity — Until 2013, the Underlying Equity tracked the performance of the MSCI Emerging Markets Index (the “MXEA”) (see relevant disclosure under “Non-Proprietary Indices — Equity Indices — MSCI Indices” in the accompanying index supplement). In January 2013, The Vanguard Group, Inc. announced that the Underlying Equity was expected to adopt the FTSE Emerging Index as its new target index over the coming months. In the first phase of the transition, which began on January 10, 2013, the Underlying Equity ceased tracking the MXEA, and began temporarily tracking the FTSE Emerging Transition Index, a “dynamic” index that is gradually reducing its exposure to South Korean equities by approximately 4% each week for a period of 25 weeks, while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the new index. In the second phase of the transition, commencing on June 28, 2013, the Underlying Equity ceased tracking the FTSE Emerging Transition Index and began tracking the FTSE Emerging Index. As a result of this transition, the historical performance of the Underlying Equity may be of limited use in evaluating the Underlying Equity’s past performance, as there is limited historical information at this time to reflect the Underlying Equity’s tracking of the FTSE Emerging Index. The Underlying Equity’s new underlying index could result in different investment returns (either lower or higher) or different levels of volatility than those of the former underlying index over any period of time.

♦
The Estimated Value of Your Securities Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

♦
The Estimated Value of Your Securities Is Expected to Be Lower than the Initial Issue Price of Your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

♦
The Estimated Value of the Securities Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

♦
The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Securities and May Be Lower Than the Estimated Value of Your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the maturity date could result in a substantial loss to you.

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♦
The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays al Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page FWP-2 for further information.

♦
We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — In addition to the price of the Underlying Equity on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying Equity, the Underlying Index and securities comprising the Underlying Index;

♦	the time to maturity of the Securities;

♦	the dividend rate underlying the Underlying Equity;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities comprising the Underlying Index trade;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of Securities under various scenarios, with the assumptions set forth below. The actual Initial Price and resulting Trigger Price will be based on the closing price of the Underlying Equity on the Trade Date, and the actual Final Price will be determined on the Final Valuation Date. For historical data regarding the actual closing price of the Underlying Equity, please see the historical information set forth under the section titled “Description of the Underlying Equity” below.  The actual Participation Rate will be set on the Trade Date.  Numbers appearing in the examples and table below have been rounded for ease of analysis. These examples and table below do not take into account any tax consequences from investing in the Securities. We cannot predict the closing price of the Underlying Equity on any day during the term of the Securities, including on the Final Valuation Date. You should not take these examples or the table below as an indication or assurance of the expected performance of the Securities.

Term:	5 years
Initial Price:	$40.00
Trigger Price:	$30.00 (75% of the hypothetical Initial Price)
Participation Rate:	130.00% (the midpoint of the range of 125.00% to 135.00%)

Final Price	Equity Return1	Payment at Maturity	Total Return on Securities at Maturity2
$72.00	80.00%	$20.40	104.00%
$68.00	70.00%	$19.10	91.00%
$64.00	60.00%	$17.80	78.00%
$60.00	50.00%	$16.50	65.00%
$56.00	40.00%	$15.20	52.00%
$52.00	30.00%	$13.90	39.00%
$48.00	20.00%	$12.60	26.00%
$44.00	10.00%	$11.30	13.00%
$42.00	5.00%	$10.65	6.50%
$40.00	0.00%	$10.00	0.00%
$38.00	-5.00%	$10.00	0.00%
$36.00	-10.00%	$10.00	0.00%
$32.00	-20.00%	$10.00	0.00%
$30.00	-25.00%	$10.00	0.00%
$28.00	-30.00%	$7.00	-30.00%
$24.00	-40.00%	$6.00	-40.00%
$20.00	-50.00%	$5.00	-50.00%
$16.00	-60.00%	$4.00	-60.00%
$12.00	-70.00%	$3.00	-70.00%
$8.00	-80.00%	$2.00	-80.00%
$4.00	-90.00%	$1.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

1	The Equity Return excludes any cash dividend payments
2	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security.

Example 1 — The closing price of the Underlying Equity increases 10.00% from the Initial Price of $40.00 to a Final Price of $44.00, resulting in an Equity Return of 10.00%. Because the Equity Return of 10.00% is positive, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + ($10 × Equity Return × Participation Rate)
$10 + ($10 × 10.00% × 130.00%) = $10 + $1.30 = $11.30

The payment at maturity of $11.30 per $10 principal amount Security represents a total return on the Securities of 13.00%.

Example 2 — The closing price of the Underlying Equity decreases 20.00% from the Initial Price of $40.00 to a Final Price of $32.00, resulting in an Equity Return of -20.00%. Because the Equity Return is negative and the Final Price is greater than or equal to the Trigger Price, the Issuer will repay the full principal amount at maturity of $10.00 per $10 principal amount Security.

The payment at maturity of $10.00 per $10 principal amount Security represents a total return on the Securities of 0.00%.

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Example 3 — The closing price of the Underlying Equity decreases 60.00% from the Initial Price of $40.00 to a Final Price of $16.00, resulting in an Equity Return of -60.00%. Because the Equity Return is negative and the Final Price is less than the Trigger Price, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + ($10 × Equity Return)
$10 + ($10 × -60.00%) = $10 + -$6 = $4.00

The payment at maturity of $4.00 per $10 principal amount Security represents a loss on the Securities of 60%, which is equal to the Equity Return of -60.00%.

If the Equity Return is negative and the Final Price is below the Trigger Price, at maturity the Issuer will repay less than the full principal amount, if anything,  resulting in a loss of principal to investors that is proportionate to the decline of the Underlying Equity from the Trade Date to the Final Valuation Date.

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What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement.  The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as prepaid forward contracts with respect to the Underlying Equity.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the original issue price.  The Securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities.  Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. holders—Additional tax consideration

Recently proposed Treasury regulations, if finalized in their current form, could impose withholding after December 31, 2015 on non-U.S. holders at a rate of 30% (or lower treaty rate) on amounts treated as attributable to dividends from U.S. stocks underlying financial instruments such as the Securities.  Withholding may be required even if the instrument does not explicitly take into account dividends paid on the underlying U.S. stocks, and even if the non-U.S. holder has not received any payments on the instrument.  Because these rules would apply only to instruments acquired after March 4, 2014, these rules will not apply to initial non-U.S. holders that acquire their Securities in this offering.  However, a non-U.S. purchaser that acquires Securities after March 4, 2014 might be subject to withholding under these rules, depending on the facts as of the date of the acquisition.  Although there are exceptions to the broad reach of these proposed withholding rules, they are uncertain in scope, and we or other withholding agents may determine that withholding is required after December 31, 2015.  If withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a non-U.S. person, you should consult your tax advisor regarding the potential application of these proposed regulations.

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Description of the Underlying Equity
We have derived all information contained in this free writing prospectus regarding the Vanguard FTSE Emerging Markets ETF (referred to in this section as the “Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and the Fund’s prospectus dated October 31, 2013. This information reflects the policies of, and is subject to change by The Vanguard International Equity Index Funds (the “Vanguard Trust”) and The Vanguard Group, Inc. (“Vanguard”). The Fund is an exchange-traded class of shares issued by the Vanguard® Emerging Markets Stock Index Fund and is maintained and managed by Vanguard. Vanguard is the investment adviser to the Fund. Shares of the Fund trade on the NYSE Arca under the ticker symbol “VWO UP.” We have not independently verified the accuracy or completeness of the information derived from these public sources.

The Vanguard Trust is a registered investment company that consists of separate funds, each of which may consist of different share classes, including Fund shares. Information provided to or filed with the SEC by the Vanguard Trust under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Investment Company Act file numbers 033-32548 and 811-05972, through the SEC’s website at http://www.sec.gov. For additional information regarding the Vanguard Trust, Vanguard and the Fund, please see the Fund’s prospectus. In addition, information about the Vanguard Trust, the Fund and the Fund’s Underlying Index (as defined herein) may have been obtained from other sources, including, but not limited to, press releases, newspaper articles, other publicly disseminated documents and the Vanguard website at www.vanguard.com and the FTSE website at www.ftse.com. We have not independently verified the accuracy or completeness of such information. Information contained in the Vanguard and FTSE websites and other publicly available information is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Investment Objective and Strategy

The Fund seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries. The Fund employs an indexing investment approach by investing substantially all (normally about 95%) of its assets in the common stocks included in the benchmark index (while employing a form of sampling). The Fund recently transitioned from tracking the performance of the FTSE Emerging Transition Index (the “Transition Underlying Index”) and currently tracks the performance of the FTSE Emerging Index (the “Underlying Index”). Both the Transition Underlying Index and the Underlying Index were developed by FTSE International Limited (“FTSE”) and are calculated, maintained and published by FTSE. FTSE is under no obligation to continue to publish, and may discontinue or suspend the publication of the Underlying Index at any time.

Historically, the Fund sought to track the performance of the MSCI Emerging Markets Index (see relevant disclosure under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement). Starting in January of 2013, the Fund began a two-step transition process to instead track the performance of the Underlying Index. First, in January 2013, the Fund began tracking the performance of the Transition Underlying Index. Beginning June 28, 2013, the Fund now intends to track the Underlying Index. The Transition Underlying Index was created to provide Vanguard with the ability to transition existing emerging markets funds to the Underlying Index over a period of approximately six months in a manner designed to reduce the impact on its existing fund shareholders. The Transition Underlying Index differs from the Underlying Index in the following ways:

♦
It contains Korean companies: FTSE classified South Korea as a developed market in September 2009, and since then, it has not been a member of FTSE’s emerging indices. As Vanguard currently includes Korea within its emerging market portfolio, FTSE will initially include the constituents of the FTSE Korea Index in the transition index universe, and then over a 25-week period, will gradually reduce the weight of South Korea in the index.

♦
It contained P Chips: FTSE announced that it would move P Chips (as defined below) from Hong Kong (a developed market) to China (an emerging market) across all its indexes beginning March 18, 2013. In anticipation of this change, P Chips were included in the Transition Underlying Index from its launch. Subsequently, at the March 2013 review, FTSE removed P Chips from the Transition Underlying Index. A P Chip is a company controlled by mainland individuals, with the establishment and origin of the company in mainland China. A P Chip must be incorporated outside of the People’s Republic of China and traded on the Stock Exchange of Hong Kong, with a majority of its revenue or assets derived from mainland China.

♦
It contains March 2013 indicative additions and deletions: FTSE has announced a list of indicative additions and deletions that would be applied at the March 2013 index reviews. These companies were incorporated into the Transition Underlying Index at the start of its calculation.

♦
It is based on actual free float: FTSE announced that beginning March 18, 2013, the Underlying Index would adopt actual free float percentages. In anticipation of this change, the Transition Underlying Index applied actual free float from its launch.

As of October 31, 2013, the Fund’s holdings consisted of companies from the following 21 countries: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, Turkey, and the United Arab Emirates. In addition, as of that date, the Fund’s four largest holdings by country were China (20.9%), Brazil (14.5%), Taiwan (13.3%) and South Africa (9.4%). As of October 31, 2013, the Fund held 922 stocks; the Fund’s ten largest equity securities holdings (constituting 16.7% of the total net assets) were Taiwan Semiconductor Manufacturing Co. Ltd., Petroleo Brasileiro SA, China Construction Bank Corp., China Mobile Ltd., Gazprom OAO, Vale SA, Industrial & Commercial Bank of China Ltd., Tencent Holdings Ltd., Itau Unibanco Holding SA and Banco Bradesco SA.

The Underlying Index

The Underlying Index is a market-capitalization, weighted index representing the performance of 851 large and mid-cap companies in 21 emerging markets (as of October 31, 2013) and is derived from the FTSE Global Equity Index Series. FTSE announced that in March 2013, the Underlying Index would expand by approximately 100 constituents, following the addition of P Chips to the FTSE China Index. The Underlying Index was launched on June 30, 2000, with a base date of December 31, 1986, and a base value of 100.

Eligible Countries – Criteria for Inclusion

The following criteria must be met before a country’s companies can be included in the Underlying Index:

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♦	permission for direct equity investment by non-nationals;

♦	availability of accurate and timely data;

♦	non-existence of any significant exchange controls which would prevent the timely repatriation of capital or dividends;

♦	the demonstration of significant international investor interest in the local equity market; and

♦	existence of adequate liquidity in the market.

A country’s classification as developed, advanced emerging, or secondary emerging is largely dependent on the following factors:

♦	wealth (GNI per capita);

♦	total stock market capitalization;

♦	breadth and depth of market;

♦	any restrictions on foreign investment;

♦	free flow of foreign exchange;

♦	reliable and transparent price discovery;

♦	efficient market infrastructure (trading, reporting and settlement systems, derivatives market, and other factors); and

♦	oversight by independent regulator

Determining Company Nationality

A company will be allocated to a single country. If a company is incorporated in one country and has its sole listing in the same country, the company will be allocated to that country. In other circumstances, FTSE will refer the company to the FTSE Nationality Committee, which will decide the appropriate nationality for the company. If a company is incorporated in a country, has a listing in that country and listings in other countries, the FTSE Nationality Committee will normally assign the company to the country of incorporation. If a company is incorporated in a country, and is listed only in countries other than the country of incorporation, the FTSE Nationality Committee will normally allocate the company to the country with the greatest liquidity. If a company is incorporated in a country other than a developed country, has no listing in that country and is listed only in one or more developed countries, that company will only be eligible for FTSE Global Equity Index Series inclusion if the country of incorporation is internationally recognized as having a low taxation status that has been approved by the FTSE Nationality Committee.

Eligible Securities

Most types of equity securities are eligible for the Underlying Index. Companies in the business of holding equity and other investments (e.g., investment trusts) which are assumed by the Industry Classification Benchmark as Subsector equity investment instruments and non-equity investment instruments which are assumed by the Industry Classification Benchmark as Subsector non-equity investment instruments are not eligible for inclusion. Limited liability partnerships and limited liability companies are not eligible for inclusion. Where a unit comprises equity and non-equity, it will not be eligible for inclusion. Convertible preferred shares and loan stocks are excluded until converted.

Adjustments Applied to Eligible Securities

Eligible companies may be subject to adjustment for free float and multiple classes, as described below.

Free float restrictions include:

♦	shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension plans for governments);

♦	shares held by sovereign wealth funds where each holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%;

♦	shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated;

♦	shares held within employee share plans;

♦	shares held by public companies or by non-listed subsidiaries of public companies;

♦
shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%;

♦	all shares where the holder is subject to a lock-up provision (for the duration of that provision);

♦	shares held for publicly announced strategic reasons, including shares held by several holders acting in concert; and

♦	shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

Where there are multiple classes of equity capital in a company, all classes are included and priced separately, provided that:

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♦
The secondary class’s full market capitalization (i.e., before the application of any investability weightings) is greater than 25% of the full market capitalization of the company’s principal class and the secondary class is eligible in its own right in all respects.

♦
All partly-paid classes of equity are priced on a fully-paid basis if the calls are fixed and are payable at known future dates. Those where future calls are uncertain in either respect are priced on a partly-paid basis.

Liquidity of Constituents

Each constituent security will be tested for liquidity by calculation of its median daily trading per month. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Daily totals with zero trades are included in the ranking; therefore, a security that fails to trade for more than half of the days in a month will have a median trade of zero.

A non-constituent which does not turnover at least 0.05% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least ten of the twelve months prior to a full market review will not be eligible for inclusion in the Index Series. An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) based on its median daily trade per month for at least eight of the twelve months prior to a full market review will be removed. New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their outstanding shares (after the application of any free float weightings) based on their median daily trade per month in each month since their listing.

If a company fails the liquidly test based on its underlying shares, its Depositary Receipts (“DR”) may be considered for inclusion in the index if it passes the liquidity test in its own right and is traded on an exchange within the same regional time zone in which the underlying shares are listed. Where a company has both a DR and underlying shares listed, both securities will be tested separately for liquidity. The underlying share will be included if it passes the liquidity test in its own right. The DR will only be eligible for inclusion if the underlying share fails the liquidity test and the DR passes in its own right. Where the DR has been included, it will remain in the index until it either fails the liquidity test or the underlying share passes a future liquidity test with greater liquidity than the DR. In the event that the underlying share fails the liquidity test and the DR trades in a different time zone, but passes the test in its own right, the underlying share will be included as long as the DR is fully fungible (i.e., the DR can be converted into underlying shares and the underlying shares can be converted into DRs).

Calculation of the Underlying Index

Actual closing mid-market or last trade prices are used, where available, for constituent securities with local securities exchange quotations. The number of shares outstanding for each constituent security is expressed to the nearest share. To prevent a large number of insignificant weighting changes, the number of shares outstanding for each constituent security is amended only when the total outstanding shares included in the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The performance of the FTSE Global Equity Index Series on a given day is determined by calculating the percentage difference between (1) the index’s market capitalization as at the close of that day, and (2) the market capitalization at the start of that day. “Start of the day” is defined as the previous day’s close adjusted for capital changes, investability weight changes, additions and deletions.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Vanguard FTSE Emerging Markets ETF, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the Underlying Equity on January 29, 2014 was $37.29. The actual Initial Price will be the closing price of the Underlying Equity on the Trade Date. The historical performance of the Underlying Equity should not be taken as an indication of the future performance of the Underlying Equity during the term of the Securities. Furthermore, due to the transition in the Underlying Equity’s underlying index, as described above, the Underlying Equity’s historical performance may be of limited value in assessing its performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$52.90	$44.01	$47.14
4/1/2008	6/30/2008	$53.45	$46.21	$46.54
7/1/2008	9/30/2008	$45.63	$32.10	$34.66
10/1/2008	12/31/2008	$34.22	$18.60	$23.70
1/1/2009	3/31/2009	$25.68	$19.04	$23.60
4/1/2009	6/30/2009	$33.89	$24.39	$31.82
7/1/2009	9/30/2009	$39.01	$30.57	$38.56
10/1/2009	12/31/2009	$41.71	$37.54	$41.00
1/1/2010	3/31/2010	$42.80	$36.85	$42.18
4/1/2010	6/30/2010	$43.98	$36.38	$37.99
7/1/2010	9/30/2010	$45.40	$38.22	$45.40
10/1/2010	12/31/2010	$49.32	$45.54	$48.15
1/1/2011	3/31/2011	$48.92	$45.00	$48.92
4/1/2011	6/30/2011	$50.71	$46.44	$48.62
7/1/2011	9/30/2011	$49.52	$35.89	$35.89
10/1/2011	12/31/2011	$43.47	$35.20	$38.21
1/1/2012	3/31/2012	$45.09	$38.57	$43.47
4/1/2012	6/30/2012	$43.99	$37.08	$39.95

FWP-15

7/1/2012	9/30/2012	$43.25	$38.28	$41.75
10/1/2012	12/31/2012	$44.53	$40.44	$44.53
1/1/2013	3/31/2013	$45.45	$42.24	$42.89
4/1/2013	6/30/2013	$44.79	$36.53	$38.78
7/1/2013	9/30/2013	$42.94	$37.16	$40.11
10/1/2013	12/31/2013	$42.91	$39.96	$41.14
1/1/2014	1/29/2014*	$39.87	$37.29	$37.29
* Information for the first calendar quarter of 2014 includes data for the period from January 1, 2014 through January 29, 2014. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2014.

The graph below illustrates the performance of the Vanguard FTSE Emerging Markets ETF from January 1, 2008 to January 29, 2014. The dotted line represents a hypothetical Trigger Price of $27.97, which is equal to 75.00% of the closing price on January 29, 2014. The actual Trigger Price will be based on the closing price of the Underlying Equity on the Trade Date.

The graph set forth above shows the historical performance of the Underlying Equity based on the daily closing price of the Underlying Equity. We obtained the Underlying Equity closing prices above from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. Historical performance of the Underlying Equity is not an indication of future performance Future performance of the Underlying Equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying Equity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Securities at the initial issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

Notwithstanding anything to the contrary in “Plan of Distribution—Initial Offering and Issue of Securities” in the accompanying prospectus, the underwriting discount is $0.35 per Security or 3.50% of the proceeds from the offering.

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